Exhibit 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

Tim Klein
404-885-8555
404-771-2029 (wireless)
tim.klein@equifax.com

Equifax Signs Agreement to Sell APPRO

ATLANTA, April 5, 2010 — Equifax Inc. (NYSE: EFX) today announced it has entered into a definitive agreement to sell its Equifax Enabling Technologies LLC unit, consisting primarily of the APPRO suite of loan origination software (“APPRO”), to CRIF Corporation, an affiliate of CRIF S.p.A., an Italian credit reporting firm.  The sales price is $72.4 million, subject to adjustment. The transaction is expected to close in April, upon satisfaction of customary closing conditions. Equifax intends to use the net proceeds from the transaction for general corporate purposes.  The divestiture is not expected to have a material impact on adjusted EPS for full-year 2010.

APPRO is a leading provider of comprehensive loan origination systems for financial institutions and is based in Baton Rouge, Louisiana.  CRIF Corp., with headquarters in Tampa, is a provider of decision support systems, business information solutions, credit management, direct marketing and credit collection services. CRIF S.p.A., is based in Bologna, Italy, and is a leading provider of banking credit information in Europe, including business and commercial information and credit and marketing management services.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. operates in the U.S. and 14 other countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Its common stock is traded on the New York Stock Exchange under the symbol EFX.

Forward-Looking Statements

This press release includes forward-looking statements regarding Equifax’s proposed sale of APPRO, including statements related to product and service offerings and businesses of Equifax, APPRO, CRIF and CRIF S.p.A. and the expected impact of the transaction on Equifax’s financial results for 2010. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Equifax, APPRO, CRIF and CRIF S.p.A., that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties.  Potential risks and uncertainties include, but are not limited to, that the transaction will not close or that the closing may be delayed, and Equifax’s expectations for the use of the net proceeds from the transaction.  Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Equifax.

Certain additional factors are set forth in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2009 under Item 1A, “Risk Factors”, and its other filings with the Securities and Exchange Commission.  Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

SOURCE Equifax Inc.